QuickLinks -- Click here to rapidly navigate through this document

FORBEARANCE AGREEMENT

dated as of
December 31, 2001

among

ARCHIBALD CANDY CORPORATION,
as Borrower,

FANNIE MAY HOLDINGS, INC.,

ARCHIBALD CANDY (CANADA) CORPORATION,
as Continuing Credit Parties,

THE LENDING INSTITUTIONS NAMED THEREIN,
as Lenders,

and

THE CIT GROUP/BUSINESS CREDIT, INC.,
as Agent

[CONFORMED COPY]

FORBEARANCE AGREEMENT

    This FORBEARANCE AGREEMENT, dated as of December 31, 2001 (this "Agreement"), is entered into among ARCHIBALD CANDY CORPORATION, an Illinois corporation ("Borrower"), FANNIE MAY HOLDINGS, INC., a Delaware corporation ("Parent"), ARCHIBALD CANDY (CANADA) CORPORATION, a corporation incorporated under the federal laws of Canada ("Canadian Subsidiary" and together with Borrower and Parent, collectively, the "Continuing Credit Parties"), the lending institutions that are from time to time parties to the Financing Agreement (the "Lenders"), and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, as Agent for the Lenders under the Financing Agreement (in such capacity, the "Agent").

PRELIMINARY STATEMENTS:

    1.  The Continuing Credit Parties, the Lenders and Agent entered into the Financing Agreement, dated as of June 28, 2001 (as amended and as the same may from time to time be further amended, restated or otherwise modified, the "Financing Agreement"; unless otherwise defined herein the terms defined therein are used herein as so defined).

    2.  Borrower has informed Agent and the Lenders that certain Defaults and Events of Default have occurred and/or will occur under Section 10.1(e), (h), (i), (l) and (m) of the Financing Agreement (collectively, the "Existing Defaults" and, individually, each an "Existing Default").

    3.  The Continuing Credit Parties have requested that the Lenders forbear from exercising their rights under the Financing Agreement and the other Loan Documents with respect to the Existing Defaults and the Lenders have agreed to such request subject to the terms and conditions of this Agreement.

AGREEMENT:

    In consideration of the mutual agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

    SECTION 1.  ACKNOWLEDGMENTS OF THE BORROWER.

      1.1  Outstanding Balance.  As of the date of this Agreement, the Continuing Credit Parties acknowledge and agree that there is no outstanding principal amount or accrued and unpaid interest, fees or other expenses (other than fees and expenses incurred in connection with this Agreement) owing to Agent or any Lender under the Financing Agreement or any other Loan Document.

      1.2  Default.  The Continuing Credit Parties acknowledge that the Existing Defaults have occurred and are continuing and/or will occur.

      1.3  Financial Covenant Defaults.  The Continuing Credit Parties acknowledge and agree that the Existing Defaults resulting under Section 10.1(e) of the Financing Agreement relate only to the financial covenant violations that occurred and/or will occur under Sections 7.10(j) and 7.12(b),(c) and (d) of the Financing Agreement.

      1.4  Material Adverse Effect Default.  The Continuing Credit Parties acknowledge and agree that the Existing Default resulting under Section 10.1(l) of the Financing Agreement relates only to the events that occurred and/or will occur under Sections (h), (i) and (m) of the Financing Agreement on or about the date hereof and Section 10.1(e) of the Financing Agreement as more fully described in Section 1.3 above, and that the forbearance set forth in Section 2 below does not and shall not preclude Agent and the Lenders from determining that any event or condition arising after the date hereof could reasonably be expected to have a Material Adverse Effect, thereby resulting in an additional Event of Default under the Financing Agreement.

    SECTION 2.  FORBEARANCE.

      2.1  Forbearance.  During the Forbearance Period, the Lenders will not exercise any of their rights or remedies under the Financing Agreement, the Loan Documents or applicable law with respect to the Existing Defaults. In addition, during the Forbearance Period, upon Borrower's request and subject to the terms and conditions hereof and in the Financing Agreement (other than Section 3.13 of the Financing Agreement), the Lenders will make Revolving Loans to Borrower and Agent, on behalf of the Lenders, will assist Borrower in obtaining Letters of Credit. For purposes of this Agreement, "Forbearance Period" means the period commencing on the Effective Date and ending on the earlier of (a) March 1, 2002 and (b) the date the Forbearance Period is terminated upon the occurrence of any of the events described in Section 2.5 hereof (the "Termination Date").

      2.2  Interest Rates.  Notwithstanding the terms of the Financing Agreement, Borrower acknowledges and agrees that, during the Forbearance Period, (a) Borrower shall pay interest on the unpaid principal amount of each Revolving Loan at a rate per annum equal to the sum of the Chase Bank Rate from time to time in effect plus 1.50%, (b) the Letter of Credit Guaranty Fee shall be calculated at a rate per annum of 3.50% and (c) Borrower shall not request, and no Lender shall be obligated to make, LIBOR Loans.

      2.3  Availability Reserve.  Notwithstanding the terms of the Financing Agreement, in calculating the Availability Reserve during the Forbearance Period, the Senior Note Debt Reserve and the General Environmental Reserve shall not be included in such calculation.

      2.4  Additional Conditions to Lending.  Notwithstanding the terms of the Financing Agreement:

        (a) in no event shall the aggregate outstanding amount of Revolving Loans and Letters of Credit exceed (i) $5,000,000 on December 31, 2001 through January 6, 2002, (ii) $10,000,000 on January 7, 2002 through January 20, 2002, (iii) $12,000,000 on January 21, 2002 through January 27, 2002, (iv) $15,000,000 on January 28, 2002 through February 10, 2002, (v) $10,000,000 on February 11, 2002 through February 17, 2001, and (vi) $6,500,000 on February 18, 2002 through March 1, 2002;

        (b) in calculating the Borrowing Base, (i) the advance rate with respect to Eligible Special Inventory shall be the lesser of (A) 50% of the aggregate value of Eligible Special Inventory (as determined in accordance with the terms of the Financing Agreement) and (B) 80% of the net orderly liquidation value of Eligible Special Inventory as set forth in the most recently completed appraisal of Borrower's Inventory that has been delivered to Agent, which appraisal shall be in form and detail satisfactory to Agent and prepared by Hilco or such other appraiser acceptable to Agent, and (ii) the Real Estate Sublimit shall be deleted from such calculation; and

        (c) on or before January 31, 2002, Borrower shall deliver to Agent a new appraisal of Borrower's Inventory, in form and detail satisfactory to Agent and prepared by Hilco or such other appraiser acceptable to Agent.

      2.5  Termination of Forbearance.  Upon the occurrence of any Termination Event (as defined below) and at any time after such occurrence during which a Termination Event is continuing, Agent is entitled to, without prior notice to the Continuing Credit Parties, immediately terminate the Forbearance Period, unless such Termination Event is an Event of Default described in Section 10.1(c) of the Financing Agreement, in which case the Forbearance Period automatically terminates without demand or notice of any kind. For purposes of this Agreement, "Termination Event" means:

        (a) the occurrence of an Event of Default under the Financing Agreement (other than the Existing Defaults), including, without limitation, failure to comply with Section 2.4 hereof;

        (b) any payment made by Borrower or any Continuing Credit Party under or in respect of the Indenture, the Notes, the Preferred Stock, or any other Material Indebtedness Agreement other than the Financing Agreement;

        (c) any representation or warranty made by any of the Continuing Credit Parties under this Agreement or any agreement, instrument or other document executed or delivered by any of the Continuing Credit Parties in connection with this Agreement is untrue or incorrect in any respect when made or any schedule, certificate, statement, report, financial data, notice or writing furnished at any time by any of the Continuing Credit Parties to Agent or any Lender is untrue or incorrect in any respect on the date as of which the facts set forth therein are stated or certified; or

        (d) the declaration that the unpaid principal and interest under the Notes is immediately due and payable pursuant to Section 6.2 of the Indenture or any other acceleration of the indebtedness or other obligations of Borrower under the Indenture and/or any of the Notes.

      2.6  Effect at End of Forbearance Period.  On the Termination Date, the Existing Defaults will be deemed to exist and, without regard to any matters transpiring during the Forbearance Period or the financial condition or prospects of the Continuing Credit Parties as of such date, Agent and each Lender shall be fully entitled to exercise any rights and remedies they may have under the Financing Agreement, the other Loan Documents or applicable law.

      2.7  ACKNOWLEDGMENT.  THE CONTINUING CREDIT PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FORBEARANCE PROVISION SET FORTH IN SECTION 2.1 HEREOF IS EFFECTIVE ONLY DURING THE FORBEARANCE PERIOD AND THAT, AFTER THE TERMINATION DATE, THE FINANCING AGREEMENT WILL BE IN MATERIAL DEFAULT AND THE LENDERS WILL BE FULLY ENTITLED IMMEDIATELY TO EXERCISE THEIR RIGHTS AND REMEDIES UNDER THE FINANCING AGREEMENT, THE LOAN DOCUMENTS OR APPLICABLE LAW WITHOUT REGARD TO ANY MATTERS TRANSPIRING DURING THE FORBEARANCE PERIOD OR THE FINANCIAL CONDITION OR PROSPECTS OF THE CONTINUING CREDIT PARTIES. THE CONTINUING CREDIT PARTIES UNDERSTAND THAT THE LENDERS ARE EXPRESSLY RELYING ON THE TERMS OF THIS SECTION 2.7 AND WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE CONTINUING CREDIT PARTIES' ACKNOWLEDGMENT AND AGREEMENT IN THIS SECTION 2.7.

      2.8  No Waiver.  Nothing in this Agreement shall in any way be deemed to be (a) a waiver of any Event of Default including the Existing Defaults or (b) an agreement to forbear from exercising any remedies with respect to any Event of Default except as specifically set forth in Section 2.1 hereof.

    SECTION 3.  FURTHER ASSURANCES OF THE BORROWERS.

    The Continuing Credit Parties agree that at any time and from time to time, at the cost and expense of the Continuing Credit Parties, the Continuing Credit Parties will (a) execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary to complete the transactions contemplated by this Agreement and (b) cooperate fully with Agent's or any

Lender's personnel and representatives with respect to any reasonable request for information by such personnel and representatives.

    SECTION 4.  REPRESENTATIONS AND WARRANTIES.

    To induce Agent and the Lenders to enter into this Agreement, the Continuing Credit Parties represent and warrant to Agent and the Lenders that:

      4.1  Due Authorization; No Conflict; No Lien; Enforceable Obligation.  The execution, delivery and performance by each Continuing Credit Party of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental, regulatory or other approvals (if any is required), do not and will not contravene or conflict with any provision of (a) any law, (b) any judgment, decree or order or (c) its articles or certificate of incorporation or bylaws and do not and will not contravene or conflict with, or cause any lien to arise under, any provision of any agreement or instrument binding upon any Continuing Credit Party or upon any of its property (other than as contemplated by Section 2.5 hereof). This Agreement, the Financing Agreement and each of the Loan Documents to which such Continuing Credit Party is a party are the legal, valid and binding obligations of each Continuing Credit Party, enforceable against it in accordance with its respective terms.

      4.2  Representations and Warranties; Default.  As of the Effective Date, except for those representations or warranties specifically made as of another date or relating to the Existing Defaults, the representations and warranties of the Continuing Credit Parties contained in the Financing Agreement are true and correct. As of the Effective Date, except for the Existing Defaults, no Default or Event of Default has occurred and is continuing.

    SECTION 5.  CONDITIONS PRECEDENT.

    Notwithstanding any other provision contained in this Agreement, the effectiveness of this Agreement and the obligation of the Lenders to institute the forbearance contemplated by this Agreement and the commencement of the Forbearance Period shall be effective on the date (the "Effective Date") on which Agent has received all of the following:

      (a) this Agreement, which shall be in form and substance satisfactory to Agent;

      (b) the forbearance fee in the amount of $100,000, which shall be fully earned when paid;

      (c) payment from Borrower of all reasonable out-of-pocket costs and expenses of Agent, including the reasonable fees and out-of-pocket charges of counsel for Agent; and

      (d) such other documents as Agent may reasonably request.

    SECTION 6.  MISCELLANEOUS.

      6.1  Captions.  The recitals to this Agreement (except for definitions) and the section captions used in this Agreement are for convenience only and do not affect the construction of this Agreement.

      6.2  Governing Law; Severability.  THIS AGREEMENT IS A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      6.3  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart will be deemed to be an original, but all such counterparts together constitute but one and the same Amendment.

      6.4  Successors and Assigns.  This Agreement is binding upon the Continuing Credit Parties, the Lenders and their respective successors and assigns, and inures to the sole benefit of the Continuing Credit Parties, the Lenders and their successors and assigns. The Continuing Credit Parties have no right to assign their rights or delegate their duties under this Agreement.

      6.5  Continued Effectiveness.  Notwithstanding anything contained in this Agreement, the terms of this Agreement are not intended to and do not serve to effect a novation as to the Financing Agreement or any other Loan Document. The parties to this Agreement expressly do not intend to extinguish the Financing Agreement or any other Loan Document. Instead, the parties to this Agreement expressly intend to reaffirm the indebtedness created under the Financing Agreement and the other Loan Documents. The Financing Agreement and the other Loan Documents remain in full force and effect and the terms and provisions of the Financing Agreement and the other Loan Documents are ratified and confirmed.

      6.6  Tolling.  Any and all statutes of limitations, repose or similar legal constraints on the time by which a claim must be filed, a person given notice thereof, or asserted, that expire, run or lapse during the Forbearance Period on any claims that any Lender may have against the Continuing Credit Parties or any other persons relating to any Continuing Credit Party (collectively, the "Forbearance Period Statutes of Limitation") will be tolled during the Forbearance Period. The Continuing Credit Parties waive any defense they may have against the Lenders under the Forbearance Period Statutes of Limitation, applicable law or otherwise solely as to the expiration, running or lapsing of the Forbearance Period Statutes of Limitation during the Forbearance Period.

      6.7  Revival of Obligations.  If all or any part of any payment under or on account of the Financing Agreement, the other Loan Documents, this Agreement or any agreement, instrument or other document executed or delivered by the Continuing Credit Parties in connection with this Agreement is invalidated, set aside, declared or found to be void or voidable or required to be repaid to the issuer or to any trustee, custodian, receiver, conservator, master, liquidator or any other person pursuant to any bankruptcy law or pursuant to any common law or equitable cause then, to the extent of such invalidation, set aside, voidness, voidability or required repayment, such payment would be deemed to not have been paid, and the obligations of the Continuing Credit Parties in respect thereof shall be immediately and automatically revived without the necessity of any action by the Lenders.

      6.8  Release.  Borrower hereby waives and releases Agent and each Lender and their respective directors, officers, employees, agents, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims that Borrower may have as of the date of this Agreement, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

      6.9  Entire Agreement.  This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements, and undertakings of every kind and nature among them with respect to the subject matter hereof.

      6.10  Jurisdiction and Venue.  Each Continuing Credit Party, Agent and the Lenders hereby (a) irrevocably submit to the non-exclusive jurisdiction of any Illinois state or federal court sitting in Chicago, Illinois, over any action or proceeding arising out of or relating to this Agreement, the Financing Agreement or any other Loan Document, and (b) irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Illinois state or federal court. Each Continuing Credit Party, on behalf of itself and its respective subsidiaries, Agent and the Lenders hereby irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise. Each Continuing Credit Party, Agent and the Lenders agree that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      6.11  Jury Trial Waiver.  EACH CONTINUING CREDIT PARTY, AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH CONTINUING CREDIT PARTY HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

[Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

BORROWER:
ARCHIBALD CANDY CORPORATION
By:	/s/ TED SHEPHERD
Name:	Ted Shepherd
Title:	President and Chief Operating Officer
CONTINUING CREDIT PARTIES:
FANNIE MAY HOLDINGS, INC.
By:	/s/ TED SHEPHERD
Name:	Ted Shepherd
Title:	President and Chief Operating Officer
ARCHIBALD CANDY (CANADA) CORPORATION
By:	/s/ TED SHEPHERD
Name:	Ted Shepherd
Title:	President and Chief Operating Officer
AGENT AND SOLE LENDER:
THE CIT GROUP/BUSINESS CREDIT, INC., as Agent and as the sole Lender
By:	/s/ LORI C. HILKER
Name:	Lori C. Hilker
Title:	Vice President

QuickLinks

FORBEARANCE AGREEMENT